UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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ZELTIQ Aesthetics, Inc.
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(Name of person(s) filing proxy statement, if other than the registrant)

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On February 13, 2017, Mark Foley, President and Chief Executive Officer of ZELTIQ Aesthetics, Inc., sent a letter to ZELTIQ customers as follows:

Dear Customer:

ZELTIQ has some exciting news to share with you. We are pleased to announce we have just signed an agreement for ZELTIQ Aesthetics, Inc. to be acquired by Allergan plc.

Allergan (NYSE: AGN) is a global company focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Over the last 7 years, ZELTIQ has grown the body contouring category globally with our proprietary controlled-cooling technology, CoolSculpting®. We have made significant investments in quality people, training initiatives and marketing awareness efforts with the goal of bringing your practice the best solution the market has to offer.  We strongly believe the Allergan acquisition will enable us to expand on the value we have brought to your practice thus far.

Upon the completion of the acquisition, ZELTIQ products will be added to Allergan’s broad portfolio offering. We expect that the combined companies will work together to develop new, improved products to serve patients and to provide you and your consumers the utmost level of customer excellence.  Today Allergan has over 16,000 employees worldwide and has representation in over 100 countries.

Until the transaction closes, ZELTIQ and Allergan will operate separately and independently.  We will continue to run our business as usual. If you have any questions regarding ZELTIQ products or support, please address them directly to your ZELTIQ representative or our Customer Support Team at support@zeltiq.com.

We do hope you share in our excitement about the news, and we look forward to providing you with additional information over the coming months.

Best regards,

/s/ Mark Foley

Mark Foley
President and CEO

Additional Information and Where to Find It.

In connection with the proposed transaction, ZELTIQ Aesthetics, Inc. will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction.  The definitive proxy statement will be mailed to ZELTIQ Aesthetics stockholders in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on ZELTIQ Aesthetics, Inc. website at www.zeltiq.com and by contacting ZELTIQ Aesthetics, Inc. Investor Relations at (925) 474-2422.

ZELTIQ Aesthetics, Inc., Allergan plc and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of ZELTIQ Aesthetics, Inc. in connection with the proposed transaction.  Information regarding the special interests of ZELTIQ Aesthetics, Inc. directors and executive officers in the proposed transaction will be included in the proxy statement described above.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from ZELTIQ Aesthetics, Inc. Investor Relations as described above. Information about Allergan’s directors and executive officers can be found in Allergan’s definitive proxy statement filed with the SEC on March 25, 2016. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Allergan’s website at www.allergan.com and clicking on the “Investor Relations” link and then clicking on the “SEC Filings” link.

Forward-Looking Statements

Statements above regarding the anticipated benefits of the transaction between Allergan and ZELTIQ Aesthetics, constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the transaction is subject to closing conditions that if not met or waived would cause the transaction not to close; the ability of Allergan to successfully integrate ZELTIQ Aesthetics’ operations, product offerings and employees; the ability to realize anticipated synergies and cost savings; the failure to retain customers and/or key employees; and the other factors described in Allergan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other filings with the U.S. Securities and Exchange Commission. ZELTIQ Aesthetics and Allergan disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.